Exhibit 10.29

1210 Northbrook Drive, Suite 470 Trevose, PA 19053-8406 USA Tel 215 355 2900 http://www.technitrol.com

November 21, 2008

Personal & Confidential

To:	Edward J. Prajzner
[address]

Re:	Separation and Release Agreement

Dear Ed:

The purpose of this letter (“Letter Agreement”) is to confirm our understanding with regard to your resignation from Technitrol, Inc. (the “Company”) effective November 21, 2008 (“Termination Date”). In consideration of the mutual promises contained in this Letter Agreement, we agree as follows:

         1. Transition Work

Prior to your Termination Date, you provided me with an up-to-date status report of significant projects you were managing, or otherwise involved with, including a description of each project, the project due date, and other information relevant to the project.

After your Termination Date, you agree to be available for 90 days (by phone or email) to discuss the above referenced projects. Such assistance shall not unreasonably interfere with your duties as a full time employee elsewhere.

         2. Indemnification Agreement

(i) The Company agrees that Paragraph 6 of the Indemnification Agreement dated April 26, 2006 between you and the Company should be and hereby is amended in its entirety as follows:

“6. The indemnification, advancement of expenses and limitation of liability provided in this Agreement shall continue after the Indemnitee has ceased to be a director or officer of the corporation and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.”

(ii)      In addition, any indemnification obligations of the Company to which you are entitled as a director, officer and employee of the Company, whether by contract or pursuant to the Company’s charter or by-laws, relating to the period prior to termination, shall survive such termination and shall thereafter be paid to you as and when due in accordance with applicable law and the constituent documents of the Company.

3. RSP Vesting; Vacation Pay

(i)       On your Termination Date, the 8,650 unvested shares of Technitrol, Inc. restricted stock currently held in your name under Technitrol Inc.’s Restricted Stock Plan II will be vested 100%. Share certificates will be issued in your name within thirty (30) days of your Termination Date and if applicable will contain a legend indicating that any sale of shares must comply with Rule 144 of the Securities Act of 1933. Any disposition of shares must also comply with other applicable securities laws, including without limitation the rules on insider trading. You agree that the number of shares set forth above is accurate.

(ii)      Within thirty (30) days of your Termination Date, the Company will pay you a lump sum in the amount of $14,634.07 (net of your normal deductions) for your earned and accrued, but unused, vacation. You agree that the amount of vacation pay set forth above is accurate.

(iii)     For purposes of clarification, this Letter Agreement shall not terminate any ordinary course benefits which accrued to you during your employment with the Company such as retirement plan benefits.

4. Confidentiality – Business and Operational Issues

You will not directly or indirectly disclose or use, for your own or anyone else’s benefit, any confidential or proprietary information of the Company and/or any of its affiliates, including but not limited to, information regarding employees, mergers, acquisitions, due diligence, customers, quotes, prices/pricing, costs, products, processes, technical data, operating priorities or business plans, or any other confidential or proprietary information that you learned or observed during your employment (collectively, “Confidential Information”). Confidential Information shall not be deemed to include information that (i) is or becomes generally available to the public through no act or omission by you; (ii) is subsequently disclosed to you without restriction by a third party having rightful possession of such information and the legal right to disclose it to you without restriction; or (iii) is required to be disclosed by law but only to the extent necessary and only after you have given the Company written notice and reasonable opportunity to respond prior to such required disclosure.

5. Confidentiality of this Agreement

In addition to your obligations in paragraph 4 above, you will not disclose any information concerning this Letter Agreement to any person, except as specifically permitted below in this paragraph. The terms and conditions of this Letter Agreement may be disclosed by you as follows: (i) to your attorneys, accountants and tax advisors, who have a reasonable need to know, (ii) to your immediate family; and (iii) as required by law according to a legal opinion you have received from an attorney; provided that any individual to whom you disclose the terms and conditions of this Letter Agreement assure you that he or she will keep all such information confidential.

6. Return of Property; Subsidiary Resignations

(i)     On or before your Termination Date, you shall return to the Company any property or information that belongs to the Company and/or any of its affiliates, including but not limited to, all company credit cards, access keys, computers, BlackBerry devices, equipment, cell phones and Confidential Information.

(ii) On or before your Termination Date, you will execute and deliver to the Company a subsidiary resignation letter in the form of Exhibit A attached hereto.

7. Release of Technitrol and Others

(i)     In consideration for the above benefits and all of the terms of this Letter Agreement, you, Edward J. Prajzner, for yourself, your agents, representatives, heirs, executors, and all other persons or entities which might claim on your behalf (all of whom are hereinafter collectively referred to as “Releasors”), do hereby release, remise and forever discharge the Company, its direct and indirect subsidiaries, parent companies, affiliates, investors, insurers, successors, assigns, and each of their agents, servants, shareholders, employees, officers, directors, trustees, representatives and attorneys (all of whom are hereinafter individually and collectively referred to in this paragraph as “Releasees”) of and from any and all claims, demands, causes of action, actions, rights, damages, judgments, costs, compensation, suits, debts, dues, accounts, bonds, covenants, agreements, expenses, attorneys’ fees, damages, penalties, punitive damages and liability of any nature whatsoever, in law or in equity or otherwise, which Releasors have had, now have, shall or may have in the future, against or in any way related to Releasees, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, by reason of any cause, matter or thing whatsoever, including those relating to your employment with the Company and the termination of that employment.

(ii) This paragraph 7 and its sub-paragraphs are intended to comply with Section 201 of the Older Workers’ Benefits Act of 1990.

(a) By the release set forth in this paragraph 7, you acknowledge that you are giving up all claims related to your employment with the Company and the termination of that employment, including but not limited to, claims for breach of contract or implied contract, wrongful, retaliatory or constructive discharge, negligence, misrepresentation, fraud, detrimental reliance, promissory estoppel, defamation, invasion of privacy, impairment of economic opportunity, intentional or negligent inflection of emotional distress, any and all other torts, and claims for attorney’s fees, as well as the following statutory claims described below in sub-paragraph (b).

(b)          You further acknowledge that various state and federal laws prohibit discrimination based on age, gender, race, color, national origin, religion, handicap or veterans status. These include Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000 et seq. and the Civil Rights Act of 1991 (relating to gender, national origin, and certain other kinds of job discrimination); the Age Discrimination in Employment Act, 29 U.S.C. §626 et seq., (relating to age discrimination in employment), the Older Workers Benefit Protection Act, 29 U.S.C. §626, the Rehabilitation Act of 1973, the Civil Rights Act of 1866 and 1871, the Americans with Disabilities Act and the Pennsylvania Human Relations Act. You also understand and acknowledge that there are various federal and state laws governing wage and hour issues, including but not limited to the Fair Labor Standards Act, Pennsylvania wage and hour laws and the Equal Pay Act of 1963 (relating to all the above forms of job discrimination). You acknowledge that you are giving up any claims you may have under any of these statutes and under any other federal, state or municipal statute, ordinance, executive order or regulation relating to discrimination in employment, wage and hour issues, or in any way pertaining to your employment relationship with the Company. You understand and acknowledge that this release applies to all such employment-related claims, which you have had, now have or shall or may have in the future.

(c)          You hereby acknowledge that the Company has advised you that you have at least twenty one (21) days (I) to consider and review this Letter Agreement and its consequences with an attorney of your choosing, and (II) if you accept the terms of this Letter Agreement, to forward an executed copy to the Company in accordance with paragraph 8 of this Letter Agreement. The offer contained in this letter may only be executed in whole and not in part; if you do not execute and deliver this Letter Agreement to the Company within twenty one (21) days from the date hereof, then the offer set forth in the body of this letter is automatically and without further notice to you revoked (including the provisions of paragraph 3 above) and it will be of no further force or effect whatsoever.

(d)          You also acknowledge that you have seven (7) days from the date you execute this Letter Agreement to advise the Company that you are revoking this Letter Agreement, and understand that if you have not revoked this Letter Agreement by the end of the seven (7) day period, this Letter Agreement will be effective and in full force. You understand that any revocation you make shall be in writing, sent by facsimile, hand delivery or overnight mail, to the Company in accordance with the below paragraph 8 of this Letter Agreement.

8. Acknowledgement

You acknowledge that you have been given a reasonable opportunity to discuss this Letter Agreement with an attorney or advisor of your choice; that you have carefully read and fully understand all of the provisions of this Letter Agreement; and that you are entering into this Letter Agreement knowingly, voluntarily and of your own free will, and intending to be legally bound.

If you choose to accept the offer under the terms and conditions set out in this letter, please sign and date this Letter Agreement where indicated below, and return it to me. Your signature below indicates your acceptance of this Letter Agreement in full and shall cause this Letter Agreement to be binding upon you, your heirs, representatives and assigns. If you do not return it to the Company signed within twenty one (21) days from the date hereof, we shall assume that you have elected not to accept the terms and conditions of this Letter Agreement, this offer is revoked (including the provisions of the above paragraph 3(i) of this Letter Agreement).

9. Non-Compete with Technitrol and Affiliates

(i)     You acknowledge that: (a) your relationship with the Company and its affiliates has brought you in close contact with customers, suppliers and/or many confidential affairs not readily available to the public, (b) the business of the Company is international in scope, (c) the products and services of the Company are currently marketed throughout the world, (d) the provisions of this paragraph 9 are reasonable, with respect to duration, geographical area and scope, and necessary to protect and preserve the business of the Company, (e) the Company would be irreparably damaged if you were to breach the covenants set forth in this paragraph 9, and (f) you have carefully read and understand the provisions of this Letter Agreement and have had an opportunity to consult with an independent legal counsel of your choosing.

(ii)    As a material inducement for the Company to enter into this Letter Agreement, you agree that for twelve (12) months after your Termination Date, you will not directly or indirectly, without the Company’s prior written consent:

(a)          render services to, be engaged in, become employed by, own, manage, or have a financial or other interest in (either as an individual, partner, joint venturer, owner, manager, stockholder, employee, consultant, partner, officer, director, independent contractor, agent or other such role) any business which is engaged, directly or indirectly, in the manufacture, design and/or sale of products substantially similar in function to those manufactured, designed and or sold by the Company; except that nothing herein shall prohibit you from owning less than 1% of the outstanding shares of a publicly traded corporation, provided you do not actively participate in the management or decision-making processes of such other entity;

(b) contact, solicit, contract with, or accept business from any customer or supplier of the Company or it affiliates; or

(c)          solicit, hire or engage the services of, or contact with a view to the engagement or employment, any person or entity of any person who is an employee of the Company or its affiliates, or induce, solicit, or cause any employee, agent or representative of the Company or its affiliates to terminate his or her employment or business affiliation with the Company or its affiliates.

(iii)    The provisions of this Letter Agreement are separate and distinct from and in addition to the restrictive covenant and invention provisions contained in any confidentiality agreement or Company policy or other agreement to which you are a party or by which you are bound.

(iv)    You acknowledge that the covenants contained in this Letter Agreement are fair and reasonable in light of the consideration paid under this Letter Agreement, and that damages alone shall not be an adequate remedy for any breach by you of such covenants, and accordingly expressly agree that, in addition to any other remedies which the Company may have, the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach of any such covenants by you. Nothing contained in this Letter Agreement shall prevent or delay the Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach by you of any of your obligations under this Letter Agreement.

Monetary claims against you under the above paragraph 9(ii) of this Letter Agreement will in no event exceed the amount actually paid to you under the above paragraph 3(i) of this Letter Agreement. Any other claim shall not be limited.

(v)     You shall not be required to mitigate damages or the amount of any payment provided for under this Letter Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Letter Agreement. No amounts payable under this Letter Agreement shall be subject to reduction or offset in respect of any claims which the Company (or any other person or entity) may have against you.

10. Miscellaneous

This Letter Agreement supersedes all prior agreements, arrangements and understandings and constitutes the complete and full agreement and understanding between the Company and you relating to the subject matter covered herein except as specifically set forth in the above paragraph 3(iii). Any modifications or amendments to this Letter Agreement must be made in writing and signed by both you and the Company.

This Letter Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles.

I will be your primary contact after your Termination Date, providing assistance for all matters related to this Letter Agreement. I have sent you two originals signed and dated. Please return one original of this Letter Agreement to me signed and dated as confirmation of your acceptance of this offer.

Sincerely,

/s/ Drew A. Moyer

Drew A. Moyer
Sr. Vice President and
Chief Financial Officer

Accepted and agreed to on
November 21, 2008, and intending
to be legally bound.

/s/ Edward J. Prajzner

Edward J. Prajzner